Exhibit 99

Uroplasty Reports Record Quarterly Revenue

~ U.S. Urgent PC Sales Up 19% in Fiscal Third Quarter ~

~ Total Sales Increase by 14% to $6.4 Million~

MINNEAPOLIS, January 23, 2014 -- Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported strong financial results for the fiscal 2014 third quarter ended December 31, 2013.

Total revenues for the fiscal third quarter 2014 were $6.4 million, up 14% from the same quarter in the prior year. Sales of the Company’s Urgent® PC Neuromodulation System in the United States grew 19% to $3.2 million, as compared to $2.7 million in the third quarter of the prior year.  Sales of Macroplastique in the United States grew 11% to $1.5 million in the third quarter of fiscal 2014.  Total net sales outside of the U.S. grew 11% to $1.6 million.

“Successful execution of the sales strategies we implemented earlier this fiscal year drove our continued sequential and year-over-year improvement,” said Rob Kill, President and Chief Executive Officer of Uroplasty.  “We are encouraged with the growth results generated to date for U.S. Urgent PC sales and expect recent trends to continue during the fourth quarter.  Our sales force is gaining momentum following our investment in ongoing training during the third quarter and, as a result, we are forecasting 25-30% year-over-year revenue growth for Urgent PC in the U.S. for the fourth quarter of fiscal 2014.”

The Company generated a gross margin of 87.8% in the recent fiscal third quarter compared with 86.9% in the same quarter a year ago.  Operating expenses for the period totaled $6.3 million compared to $5.5 million in the same quarter last year.  The increase was due primarily to higher sales and marketing costs reflecting higher personnel expenses resulting from the expansion and reorganization of the Company’s selling and marketing team, costs for increased marketing programs, and the  new medical device tax.

The operating loss of $0.7 million in the fiscal third quarter compares with a $0.7 million operating loss in the same quarter last year.  Excluding non-cash charges for share-based compensation and depreciation and amortization expense, the non-GAAP operating loss was $0.3 million in the third quarter of fiscal 2014, compared with a $0.1 million non-GAAP operating loss in the third quarter a year ago.

For the nine-month period ended December 31, 2013, sales grew 8% to $18.2 million, reflecting a 9% increase in U.S. sales and a 5% increase in sales outside the U.S. In the U.S., sales of Urgent PC increased 13% to $9.0 million.  At December 31, 2103, cash, cash equivalents and cash investments totaled $12.6 million.

Conference Call
Uroplasty will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Rob Kill, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the call. Individuals wishing to participate in the conference call should dial 877-941-8604. No passcode is necessary.  To access a live webcast of the call, go to Uroplasty’s website at www.uroplasty.com and click on the Investor Relations section.

An audio replay will be available for 30 days following the call at 800-406-7325 with the passcode 4660925#.  An archived webcast will also be available at investor.uroplasty.com.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a global medical company committed to offering transformative treatment options to specialty physicians.  Our products are designed to help providers change the lives of their voiding dysfunction patients and strengthen the efficiency of their practices. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only commercially available FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information
This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC.  In particular, we cannot be certain that we will ever achieve sustained profitability, that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment or that existing carriers and payers will not change their coverage decisions, that the rate of adoption of our products by new customers will continue, or that any of the other risks identified in our 10-K will not adversely affect our expectations as described in these forward-looking statements.

For Further Information:
Uroplasty, Inc.
Brett Reynolds, SVP and CFO
952.426.6152

EVC Group
Leigh Salvo (Investors)
415.568.9348 or
Doug Sherk
415.652.9100
Janine McCargo (Media)
646.688.0425

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2013	2012	2013	2012

Net sales	$6,398,675	$5,590,431	$18,216,391	$16,877,394
Cost of goods sold	$778,267	734,171	2,268,156	2,264,721

Gross profit	5,620,408	4,856,260	15,948,235	14,612,673

Operating expenses
General and administrative	1,194,882	1,058,558	5,166,255	3,178,239
Research and development	526,224	533,867	1,434,647	1,695,841
Selling and marketing	4,546,100	3,725,530	13,496,593	11,424,407
Amortization	7,873	215,681	22,347	646,971
	6,275,079	5,533,636	20,119,842	16,945,458

Operating loss	(654,671)	(677,376)	(4,171,607)	(2,332,785)

Other income (expense)
Interest income	3,836	12,315	18,576	35,824
Foreign currency exchange gain (loss)	(506)	445	(4,540)	(3,432)
	3,330	12,760	14,036	32,392

Loss before income taxes	(651,341)	(664,616)	(4,157,571)	(2,300,393)

Income tax expense	19,491	12,708	50,033	35,812

Net loss	$(670,832)	$(677,324)	$(4,207,604)	$(2,336,205)

Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.20)	$(0.11)

Weighted average common shares outstanding:
Basic and diluted	21,258,736	20,798,997	21,035,874	20,768,632

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2013	March 31, 2013

Assets
Current assets:
Cash and cash equivalents	$8,164,251	$3,533,864
Short-term investments	4,452,234	7,936,605
Accounts receivable, net	2,534,929	2,553,447
Inventories	469,094	718,933
Other	554,412	566,536
Total current assets	16,174,920	15,309,385

Property, plant and equipment, net	1,051,857	1,033,085
Intangible assets, net	119,455	100,502
Long-term investments	-	3,451,711
Deferred tax assets	153,347	146,052
Total assets	$17,499,579	$20,040,735

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$645,170	$618,916
Current portion – deferred rent	12,351	35,000
Income tax payable	18,242	7,729
Accrued liabilities:
Compensation	1,836,589	1,550,846
Other	354,719	476,287
Total current liabilities	2,867,071	2,688,778

Deferred rent – less current portion	-	5,141
Accrued pension liability	666,818	660,580

Total liabilities	3,533,889	3,354,499

Total shareholders’ equity	13,965,690	16,686,236

Total liabilities and shareholders’ equity	$17,499,579	$20,040,735

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	December 31
	2013	2012
Cash flows from operating activities:
Net loss	$(4,207,604)	$(2,336,205)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	267,369	864,227
(Gain) loss on disposal of equipment	(5,000)	3,035
Amortization of premium on marketable securities	7,562	39,551
Share-based consulting expense	-	1,623
Share-based compensation expense	1,210,201	608,953
Deferred income tax expense	3,245	5,473
Deferred rent	(27,790)	(27,638)
Changes in operating assets and liabilities:
Accounts receivable, net	79,428	228,768
Inventories	255,207	(138,862)
Other current assets	16,868	(70,401)
Accounts payable	21,724	(82,514)
Accrued compensation	274,139	199,936
Accrued liabilities, other	(120,881)	67,147
Accrued pension liability, net	(39,011)	5,074
Net cash used in operating activities	(2,264,543)	(631,833)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale investments	2,750,000	3,200,000
Proceeds from maturity of held-to-maturity investments	4,180,000	5,000,000
Purchases of available-for-sale investments	-	(4,921,036)
Purchases of held-to-maturity investments	-	(2,500,000)
Purchases of property, plant and equipment	(221,769)	(137,101)
Proceeds from sale of property, plant and equipment	6,773	7,038
Payments for intangible assets	(41,300)	(4,440)
Net cash provided by investing activities	6,673,704	644,461

Cash flows from financing activities:
Proceeds from exercise of options	172,485	150,000
Net cash provided by financing activities	172,485	150,000

Effect of exchange rate changes on cash and cash equivalents	48,741	(6,313)

Net increase in cash and cash equivalents	4,630,387	156,315

Cash and cash equivalents at beginning of period	3,533,864	4,653,226

Cash and cash equivalents at end of period	$8,164,251	$4,809,541

Non-GAAP Financial Measures:  The following table reconciles our operating loss calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, depreciation and amortization expenses from gross profit, operating expenses and operating loss.  The non-GAAP financial measures used by management and disclosed by us are not a substitute for, nor superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies.  Therefore, our non-GAAP financial measures may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP financial measures described above to the most directly comparable GAAP financial measures.

We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are important indicators of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use these measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Our non-GAAP operating loss during the three months ended December 31, 2013 and 2012 was approximately $277,000 and $135,000, respectively.  The increase in non-GAAP operating loss for the three months ended December 31, 2013 over the corresponding period a year ago is attributed to the increase in operating spending, offset slightly by the increase in net sales and gross profit percent.  Our non-GAAP operating loss during the nine months ended December 31, 2013 and 2012 was approximately $2.7 million and $858,000, respectively.  The increase in non-GAAP operating loss for the nine months ended December 31, 2013 over the corresponding period a year ago is attributed to the increase in operating spending (including $1.4 million of cash costs related to our review of internal control over financial reporting and executive management changes), offset slightly by the increase in net sales and gross profit percent.

		Expense Adjustments
Three-Months Ended	GAAP	Share-based Expense	Depreciation	Amortization of Intangibles	Non-GAAP
December 31, 2013
Gross profit	$5,620,000	$6,000	$8,000		$5,634,000
% of net sales	87.8%				88.1%
Operating expenses
General and administrative	1,195,000	(197,000)	(50,000)		948,000
Research and development	526,000	(11,000)	(1,000)		514,000
Selling and marketing	4,546,000	(75,000)	(22,000)		4,449,000
Amortization	8,000			(8,000)	-
	6,275,000	(283,000)	(73,000)	(8,000)	5,911,000

Operating loss	$(655,000)	$289,000	$81,000	$8,000	$(277,000)

December 31, 2012
Gross profit	$4,856,000	$8,000	$8,000		$4,872,000
% of net sales	86.9%				87.2%
Operating expenses
General and administrative	1,059,000	(146,000)	(50,000)		863,000
Research and development	534,000	(14,000)	(1,000)		519,000
Selling and marketing	3,725,000	(87,000)	(13,000)		3,625,000
Amortization	216,000			$(216,000)	-
	5,534,000	(247,000)	(64,000)	(216,000)	5,007,000

Operating loss	$(678,000)	$255,000	$72,000	$216,000	$(135,000)

		Expense Adjustments
Nine-Months Ended	GAAP	Share-based Expense	Depreciation	Amortization of Intangibles	Non-GAAP
December 31, 2013
Gross profit	$15,948,000	$20,000	$26,000		$15,994,000
% of net sales	87.5%				87.8%
Operating expenses
General and administrative	5,166,000	(952,000)	(153,000)		4,061,000
Research and development	1,435,000	(36,000)	(3,000)		1,396,000
Selling and marketing	13,497,000	(202,000)	(63,000)		13,232,000
Amortization	22,000			$(22,000)	-
	20,120,000	(1,190,000)	(219,000)	(22,000)	18,689,000

Operating loss	$(4,172,000)	$1,210,000	$245,000	$22,000	$(2,695,000)

December 31, 2012
Gross profit	$14,613,000	$23,000	$26,000		$14,662,000
% of net sales	86.6%				86.9%
Operating expenses
General and administrative	3,178,000	(340,000)	(146,000)		2,692,000
Research and development	1,696,000	(40,000)	(2,000)		1,654,000
Selling and marketing	11,425,000	(208,000)	(43,000)		11,174,000
Amortization	647,000			$(647,000)	-
	16,946,000	(588,000)	(191,000)	(647,000)	15,520,000

Operating loss	$(2,333,000)	$611,000	$217,000	$647,000	$(858,000)